Exhibit 10-29












                             AMENDMENT NO. 11

                                    to

                THE SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

                                    of

                 NEW YORK STATE ELECTRIC & GAS CORPORATION

          The Supplemental Executive Retirement Plan of New York
State Electric & Gas Corporation, effective September 7, 1984, is hereby amended as follows:

     1. The third sentence of Paragraph 3 is hereby amended as follows:

               The benefit payable pursuant to this Paragraph 3 shall be calculated by subtracting the sum of (i) the benefit payable under the Corporation's Retirement Benefit Plan for Employees and (ii) any benefit payable pursuant to Section 7 of a Deferred Compensation Agreement executed pursuant to the Deferred Compensation Plan in order to defer part of the salaried employee's compensation (other than awards pursuant to the Corporation's Annual Executive Incentive Plan, or its predecessor plan, the Annual Executive Incentive Compensation Plan) from the benefit described in the first sentence of this Paragraph 3.

     2. The second sentence of Section 4(A) is hereby amended to read as follows:

               For the purpose of determining the earnings of a Key Person who is a participant in the Corporation's Annual Executive Incentive Plan or Long Term Executive Incentive Share Plan, (or their respective predecessor plans, the Annual Executive Incentive Compensation Plan and the Performance Share Plan), there shall be excluded any amounts received pursuant to such plans.

This amendment is effective as of January 1, 1996.